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                                                                    EXHIBIT 99.1

[EYETECH LOGO]

FOR IMMEDIATE RELEASE

CONTACT:

INVESTORS:                              MEDIA:

GLENN SBLENDORIO                        CHRIS SMITH
CHIEF FINANCIAL OFFICER                 PUBLIC RELATIONS & CORPORATE
T: 212-824-3100                         COMMUNICATIONS
F: 212-824-3240                         T: 212-824-3203
E-mail: glenn.sblendorio@eyetech.com    F: 212-824-3240
www.eyetech.com                         E-mail: chris.smith@eyetech.com
                                        www.eyetech.com

                   EYETECH ADOPTS STOCKHOLDER RIGHTS AGREEMENT

NEW YORK, NY - JUNE 9, 2005 - EYETECH PHARMACEUTICALS, INC. (NASDAQ: EYET), a biopharmaceutical company that specializes in the development and commercialization of novel therapeutics to treat diseases of the eye, today announced that its Board of Directors has approved a Rights Agreement under which its stockholders will receive a dividend in the form of preferred stock purchase rights. The Rights Agreement is similar to plans adopted by many other public companies and was not adopted in response to any current attempt to acquire the company.

The rights will be distributed at the rate of one right for each share of common stock owned by stockholders of record as of June 21, 2005. Each right will allow the holder to purchase one one-hundredth of a share (a unit) of Series A Preferred Stock at an initial purchase price of $150.00 under circumstances described in the Rights Agreement. The purchase price, the number of units of preferred stock and the type of securities issuable upon exercise of the rights are subject to adjustment. The rights will expire at the close of business on June 20, 2015 unless earlier redeemed or exchanged. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of Eyetech, including the right to vote or to receive dividends.

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Eyetech Adopts Stockholder Rights Agreement
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"The Rights Agreement is designed to assure that Eyetech's stockholders receive equal treatment in the event of any proposed takeover of Eyetech, and to guard against partial tender offers, squeeze-outs and other abusive tactics to gain control of Eyetech that could impair the Board's ability to represent stockholders' interests fully," said David R. Guyer, M.D., Chief Executive Officer and a director of Eyetech.

"The Board believes the Rights Agreement is a sound and reasonable method for safeguarding stockholders' interests," Dr. Guyer added. "It is not intended to prevent an acquisition of the Eyetech on terms that are favorable, fair and in the best interests of all Eyetech stockholders, but rather to encourage any person seeking to acquire Eyetech to negotiate with the Board and to give the Board sufficient time to study and respond to any unsolicited attempts to acquire Eyetech."

The rights are not immediately exercisable. Subject to the terms and conditions of the Rights Agreement, they will become exercisable ten business days after a person or group acquires, or commences a tender or exchange offer which would lead to the acquisition of, beneficial ownership of 15% or more of the outstanding common stock, subject to prior redemption or exchange. Once a person or group acquires beneficial ownership of 15% or more of the outstanding common stock, subject to the terms and conditions of the Rights Agreement, each right not owned by that person or group or certain related parties will entitle its holder to purchase, at the right's then-current purchase price, units of Series A Preferred Stock or, at the option of Eyetech, shares of common stock or cash, property or other securities of Eyetech having a market value equal to twice the then-current purchase price. Further details of the Rights Agreement are contained in a letter that will be mailed to all stockholders as of June 21, 2005.

ABOUT EYETECH PHARMACEUTICALS, INC.

Eyetech Pharmaceuticals, Inc. is a biopharmaceutical company that specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. Eyetech's initial focus is on diseases affecting the back of the eye. Eyetech is commercializing and further developing Macugen(R) (pegaptanib sodium injection) with

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Eyetech Adopts Stockholder Rights Agreement
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Pfizer Inc. for the treatment of neovascular AMD. Macugen is also being studied for the treatment of diabetic macular edema and retinal vein occlusion.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our future operations, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to achieving acceptance of Macugen by the medical community, by patients receiving therapy and by third party payors; supplying sufficient quantities of Macugen to meet anticipated market demand; our dependence on third parties to manufacture Macugen; the impact of competitive products and potentially competitive product candidates; our dependence on our strategic collaboration with Pfizer; obtaining, maintaining and protecting the intellectual property incorporated into our product candidates; new information arising out of clinical trial results; and the success of Macugen's recent launch generally. These and other risks are described in greater detail in the "Risk Factors" section of our most recent quarterly report on Form 10-Q filed with the United States Securities and Exchange Commission. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

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